Exhibit 99.1

          Trex Company Announces Second Quarter 2007 Results


    WINCHESTER, Va.--(BUSINESS WIRE)--July 31, 2007--Trex Company, Inc. (NYSE: TWP), manufacturer of Trex(R) decking, railing and fencing, today announced financial results for the second quarter ended June 30, 2007.

    Net sales for the second quarter of 2007 totaled $118.8 million, compared to net sales of $121.5 million for the second quarter of 2006. The Company reported net income for the 2007 second quarter of $2.6 million, or $0.17 per diluted share, compared to net income of $7.5 million, or $0.50 per diluted share, for the 2006 second quarter.

    For the six months ended June 30, 2007, Trex Company reported net sales of $234.7 million, compared to net sales of $226.8 million for the six months ended June 30, 2006. Net income for the 2007 six-month period totaled $6.3 million, or $0.42 per diluted share, compared to $11.6 million, or $0.78 per diluted share, for the 2006 six-month period.

    Chairman and Chief Executive Officer Anthony J. Cavanna commented, "Throughout the year, Trex's sales have held up well in a difficult market. Our brand leadership, compelling array of products and expanding distribution presence have all helped sustain revenue despite persistent weakness in the homebuilding and remodeling sectors and declining lumber prices. In the second quarter, we successfully launched our new consumer brand building campaign, and sales of our new decking products, Trex Brasilia(R) and Trex Contours(TM), were strong. Demand for our railing products also increased, driven by our innovative boxed rail and hollow post sleeve offerings. Business in the 'big box' marketing arena grew, complementing our leading position in the pro lumberyard channel. In total, Trex(R) products are now stocked in more than 5,500 retail locations nationwide.

    "During the quarter, we continued to focus on our strategic productivity projects, which are designed to improve quality and lower manufacturing cost. By the end of the quarter, equipment supporting our major productivity projects had been installed and was operating, and manufacturing efficiency began to improve. We continued to experience high plant labor costs and overheard expenses as a result of the quality initiatives, but expect to see reductions in these costs in the second half of 2007. In addition, as previously announced, net income was adversely affected by increasing product replacement and consumer relations costs related to product quality.

    "The completion of our $97.5 million 6% convertible senior subordinated note offering was an important accomplishment. With the proceeds, we retired higher-cost senior debt and paid off the balance on our existing revolving line of credit. The refinancing decreased our weighted average cost of debt and provided us with a more flexible capital structure that will allow us to optimize the use of our current revolver.

    "We are pleased with our decking and railing product offerings and will continue the national roll-out of our new fencing product, Trex Seclusions(R), during the remainder of 2007. As the year progresses, we expect to realize additional benefits from our new manufacturing equipment and look forward to manufacturing improved quality product at lower costs. We anticipate that SG&A will decrease as branding expenditures decline as usual at the end of the decking season. Although the direction of the homebuilding and remodeling markets continues to be very uncertain, which could negatively impact sales as well as plant utilization in the second half of the year, we continue to expect net sales for 2007 to be in the range of $330 to $350 million."

    Trex will hold a conference call to discuss its 2007 second quarter results on Tuesday, July 31 at 10:00 a.m. ET. A live webcast of the conference call will be available to all investors at the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

    For those who cannot listen to the live broadcast, an audio replay of the call will be available on these websites for 30 days. A telephone replay of the call will also be available for 7 days, beginning at 1:00 p.m. ET on July 31. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #7316775.

    About Trex Company

    Trex Company is the nation's largest manufacturer of composite decking, railing and fencing, with over 15 years of product experience. Products are marketed under the brand name Trex(R). Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood. For more information, visit the Company's website, www.trex.com. Trex(R), Trex Brasilia(R), Trex Contours(TM), and Trex Seclusions(R) are trademarks of Trex Company, Inc., Winchester, Va.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, the Company's ability to obtain raw materials at acceptable prices, the Company's ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007 and its subsequent filings on Form 10-Q and Form 8-K discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Operations
           (In thousands, except share and per share data)
                             (Unaudited)

                 Three Months Ended June 30, Six Months Ended June 30,
                     2006          2007          2006         2007
                 ------------- ------------- ------------ ------------

Net sales        $     121,454 $     118,779 $    226,751 $    234,692

Cost of sales           85,655        89,615      165,812      180,899
                 ------------- ------------- ------------ ------------

Gross profit            35,799        29,164       60,939       53,793

Selling, general
 and
 administrative
 expenses               23,589        22,860       41,319       39,899
                 ------------- ------------- ------------ ------------

Income from
 operations             12,210         6,304       19,620       13,894

Interest
 expense, net              904         2,526        1,846        4,220
                 ------------- ------------- ------------ ------------

Income before
 income taxes           11,306         3,778       17,774        9,674

Provision for
 income taxes            3,816         1,190        6,219        3,361
                 ------------- ------------- ------------ ------------

Net income       $       7,490 $       2,588 $     11,555 $      6,313
                 ============= ============= ============ ============

Diluted earnings
 per share       $        0.50 $        0.17 $       0.78 $       0.42
                 ============= ============= ============ ============

Diluted weighted
 average shares
 outstanding        14,912,805    14,916,648   14,891,577   14,917,496
                 ============= ============= ============ ============


                           TREX COMPANY, INC.
                 Condensed Consolidated Balance Sheets
                   (In thousands, except share data)

                                                31-Dec-06   30-Jun-07
                                               ----------- -----------
                                                           (unaudited)

ASSETS
Current assets:
  Cash and cash equivalents                    $       672 $     5,937
  Accounts receivable, net                          18,140      41,979
  Inventories                                      111,434      79,676
  Prepaid expenses and other assets                  3,201       3,861
  Income taxes receivable                            6,480       3,985
  Deferred income taxes                              3,180       2,839
                                               ----------- -----------
      Total current assets                         143,107     138,277
                                               ----------- -----------
Property, plant and equipment, net                 198,525     205,361
Goodwill                                             6,837       6,837
Debt-related derivatives                               359         461
Other assets                                         3,489       7,202
                                               ----------- -----------
      Total assets                             $   352,317 $   358,138
                                               =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses        $    60,301 $    43,399
  Line of credit                                    44,132          --
  Current portion long-term debt                     9,115       1,153
                                               ----------- -----------
      Total current liabilities                    113,548      44,552
                                               ----------- -----------
  Deferred income taxes                             17,217      18,751
  Debt-related derivatives                             747         545
  Long-term debt, net of current portion            51,390     119,837
                                               ----------- -----------
      Total liabilities                            182,902     183,685
                                               ----------- -----------
Stockholders' equity:
  Preferred stock, $0.01 par value, 3,000,000
   shares authorized; none issued and
   outstanding                                          --          --
  Common stock, $0.01 par value, 40,000,000
   shares authorized; 14,913,889 and
   15,096,010 shares issued and outstanding at
   December 31, 2006 and June 30, 2007                 149         151
  Additional paid-in capital                        62,986      64,510
  Accumulated other comprehensive income
   (loss)                                            (278)       (343)
  Retained earnings                                106,558     110,135
                                               ----------- -----------
       Total stockholders' equity                  169,415     174,453
                                               ----------- -----------
       Total liabilities and stockholders'
        equity                                 $   352,317 $   358,138
                                               =========== ===========


                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)


                                             Six Months Ended June 30,
                                                 2006         2007
                                             ------------ ------------
OPERATING ACTIVITIES
Net income                                   $     11,555 $      6,313
Adjustments to reconcile net income to net
 cash provided by operating activities:
Depreciation and amortization                      10,083       10,571
Other non-cash charges                              1,530        1,485
Changes in operating assets and liabilities         2,247      (8,403)
                                             ------------ ------------

Net cash provided by operating activities    $     25,415 $      9,966
                                             ------------ ------------

INVESTING ACTIVITIES                         $    (7,067) $   (17,412)
                                             ------------ ------------

FINANCING ACTIVITIES                         $   (12,706) $     12,711
                                             ------------ ------------

Net increase in cash and cash equivalents $ 5,642 $ 5,265 Cash and cash equivalents at beginning of
 period                                      $      1,395 $        672
                                             ------------ ------------

Cash and cash equivalents at end of period   $      7,037 $      5,937
                                             ============ ============

    CONTACT: Trex Company, Inc.
             Paul Fletcher, 540-542-6300
             Chief Financial Officer
             or
             Lippert/Heilshorn & Assoc.
             Harriet Fried, 212-838-3777